Exhibit 2.6

STOCK PURCHASE AGREEMENT

BY AND AMONG

WHITBREAD TECHNOLOGY PARTNERS, INC.

ZANETT, INC.

and

JOEL D’ARCY

Dated as of March 1, 2005

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 1, 2005, by and among WHITBREAD TECHNOLOGY PARTNERS, INC., a Massachusetts corporation (“Whitbread”), ZANETT, INC., a Delaware corporation (“Buyer”), and Joel D’Arcy, an individual residing in the State of New Hampshire and owner of all of the outstanding capital stock of Whitbread (the “Seller”).

W I T N E S S E T H:

WHEREAS, Whitbread is engaged in the business of providing information technology consulting services.

WHEREAS, the parties hereto desire to provide for the acquisition of Whitbread by the Buyer through the sale by the Seller to Buyer of all the issued and outstanding shares of capital stock of Whitbread, and for certain other matters, all on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the parties intend that the purchase and sale of the Shares be a taxable transaction with an election made under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I.

DEFINITIONS AND CONSTRUCTION

1.1           Definitions.

“Actual Net Working Capital” shall mean (i) Current Assets including cash, minus (ii) Current Liabilities, in each case as of the Closing Date and as recorded on the Closing Financial Statements.

“Affiliate” shall mean, as to any Person, any other Person controlled by, under the control of, or under common control with, such Person.  As used in this definition, “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Baseline EBITDA” shall have the meaning ascribed thereto in Section 3.1 hereof.

“Baseline Revenue” shall mean $3,832,277.

“Benefit Plans” shall mean any profit sharing, group insurance, medical, dental and/or hospitalization, stock option, pension, retirement, bonus, deferred compensation, stock bonus or stock purchase plan, or collective bargaining agreements, contracts or other arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by a party, or any other employee welfare or benefit agreements, plans or arrangements, as defined in Section 3(3) of ERISA, any plan created in accordance with Section 125 of the Code, or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs, established for the benefit of a party’s former or current officers, directors or employees, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement plan or agreement.

“Books and Records” shall mean (i) the minute books containing the minutes of all meetings and written consents of the shareholders and directors (and all committees thereof) and (ii) all books and records of Whitbread prior to the Closing Date, including customer lists, reports, plans, projections and advertising and marketing materials and financial and accounting books and records.

“Business” shall mean the business currently carried on by Whitbread pursuant to which Whitbread provides information technology consulting services.

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the State of New York.

“Buyer Stock” shall mean the Buyer’s common stock, $0.001 par value per share.

“Closing” shall mean the exchange of the Shares for the Initial Cash Payment and Initial Stock Payment as set forth herein.

“Closing Balance Sheet” shall mean the balance sheet of Whitbread, dated as of the Closing Date, included in the Closing Financial Statements.

“Closing Date” shall mean the date on which the Closing is completed.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contingent Payments” shall mean the Contingent Cash Payment, the Contingent Stock Payment and the Additional Contingent Payment.

“Current Assets” shall mean, in respect of any period, all assets expected to be converted into cash or otherwise realized in the twelve months following the balance sheet date and recorded as current assets in the Financial Statements and the Closing Financial Statements (as defined in Section 3.1 hereof) in accordance with GAAP, including, but not limited to, cash and cash equivalents, accounts receivable, notes receivable, interest receivable, prepaid expenses, and current assets and any provisions recorded thereon.

“Current Liabilities” shall mean, in respect of any period, all liabilities expected to be settled in the twelve months following the balance sheet date and recorded as current liabilities in Whitbread’s Financial Statements and the Closing Financial Statements in accordance with GAAP, including, but not limited to, accounts payable, accrued expenses, accrued payroll liabilities, interest payable, deferred revenue and the current portion of any debt obligations.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Disclosure Documents” shall mean all agreements and documents referred to in any of the Schedules, together with all other agreements and documents disclosed by Whitbread to the Buyer during the Buyer’s due diligence investigation conducted prior to the Closing Date which are attached hereto as ANNEX A.

“EBITDA” means, for any period, earnings before (i) interest income and interest expense, (ii) taxes based on income, and (iii) depreciation and amortization expense for that period, calculated in accordance with Schedule A hereto.

“EBITDA Target” means (i) for the first Performance Period, the product of (a) the Baseline EBITDA and (b) 1.15, (ii) for the second Performance Period, the product of (c) the Baseline EBITDA and (d) 1.3225, and (iii) for the third Performance Period, the product of (e) the Baseline EBITDA and (b) 1.520875.

“Encumbrance” shall mean a mortgage, charge, pledge, lien, option, restriction, claim, right of first refusal, right of preemption, third party right or interest or other encumbrance or security interest of any kind or similar right or any other matter affecting title.

“Environmental Laws” means all federal, state and local, provincial and foreign, civil and criminal laws, regulations, rules, ordinances, codes, decrees, judgments, directives or judicial or administrative orders, agreements or settlements relating to pollution or protection of the environment, natural resources or human health and safety, including, without limitation, laws relating to releases or threatened releases of Hazardous Substances (including, without limitation, releases or threatened releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport, disposal or handling of Hazardous Substances.  “Environmental Laws” include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9601 et seq.), the Hazardous Materials Transportation Law (49 U.S.C. 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Oil Pollution Act (33 U.S.C. 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), each as amended to date and all other state laws similar to any of the above.

“Environmental Liabilities” means all liabilities of Whitbread that (i) arise under or relate to violations of Environmental Laws or arise in connection with or related to any matter disclosed or required to be disclosed on Schedule 4.19 and (ii) are attributable to actions or omissions occurring or conditions existing on or prior to the Closing Date.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means the escrow agent that is a signatory to the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement by and among Buyer, Seller Agent and the Escrow Agent, substantially in the form of Exhibit D hereto.

“Escrow Shares” has the meaning set forth in Section 3.2(a)(v) hereof.

“Escrow Value” has the meaning set forth in Section 3.2(a)(v) hereof.

“Excess Cash” shall mean all cash and cash equivalents included on the Closing Balance Sheet in excess of the Target Net Working Capital.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder.

“Financial Statements” shall mean Whitbread’s balance sheets as of December 31, 2002, 2003 and 2004 and related statements of income, statements of change in shareholders’ equity and statements of cash flows for such years.

“GAAP” shall mean, at any particular time, accounting principles generally accepted in the United States of America, consistently applied on a going concern basis and, with respect to interim financial statements, subject to normal year-end adjustments.

“Hazardous Substances” means:  (i) all Materials or Substances (whether or not wastes, contaminants or pollutants) that are or become regulated by any of the Environmental Laws; (ii) all Materials or Substances that are or become defined or described by any of the Environmental Laws as “hazardous” or “toxic” or a “pollutant,” “contaminant,” “hazardous substance,” “hazardous waste,” “extremely hazardous waste,” “acutely hazardous waste” or “acute hazardous waste;” and (iii) petroleum, including crude oil or any fraction thereof, asbestos, including asbestos containing materials, and polychlorinated biphenyls.

“Materials or Substances” shall mean all elements, compounds, substances, matrices or mixtures that are hazardous, toxic, ignitable, reactive or corrosive.

“Net Working Capital” shall mean (i) Current Assets minus (ii) Current Liabilities, in each case as of the Closing Date and as recorded on the Closing Balance Sheet.

“Performance Period” shall mean each of the three successive 12 month periods commencing on the first day of the month next following the month in which the Closing Date occurs and ending on the date immediately preceding the anniversary thereof.

“Performance Period Financial Statements” shall mean the Annual Financial Statements and Quarterly Financial Reports described in Section 8.4 hereof.

“Person” shall mean an individual, company, partnership, limited liability company, limited liability partnership, joint venture, trust or unincorporated organization, joint stock corporation or other similar organization, government or any political subdivision thereof, or any other legal entity.

“Receivables” shall mean the accounts receivable, trade receivables, notes receivable and other receivables arising out of or related to Whitbread’s operations, as of the Closing Date, in each case determined in accordance with GAAP.

“Related Agreements” shall mean all instruments, agreements and other documents executed and delivered or to be executed and delivered pursuant to this Agreement including without limitation the Ownership and Nondisclosure Agreements, the Employment Agreements, the Escrow Agreement and the Lock-up Agreements.

“Reserves” shall mean those reserves for bad debts, contractual adjustments and disallowances, self-insured risks, risk management and unspecified uninsured liabilities, established and maintained by Whitbread and reflected in the Financial Statements.

“Revenue Target” means (i) for the first Performance Period, the product of (a) the Baseline Revenue and (b) 1.15, (ii) for the second Performance Period, the product of (c) the Baseline Revenue and (d) 1.3225, and (iii) for the third Performance Period, the product of (e) the Baseline Revenue and (b) 1.520875.

“Schedules” shall mean the disclosure schedules delivered by Whitbread to the Buyer pursuant to this Agreement.

“Shares” shall mean all issued and outstanding shares of Whitbread’s common stock, no par value.

“Target Net Working Capital” shall mean Net Working Capital equal to $350,000.

“Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including but not limited to, all federal, state local, foreign or other income, profits, unitary, business, franchise, capital stock, real property, personal property, intangible taxes, withholding, FICA, Medicare, unemployment compensation, disability, transfer, sales, use, excise and other taxes, assessments, charges, duties, fees, or levies of any kind whatsoever (whether or not requiring the filing of Tax Returns) and all deficiency assessments, additions to tax, penalties and interest.

“Tax Returns” shall mean any return, amended return or other report (including but not limited to elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any taxing or governmental authority.

1.2           Construction.

(a)           The headings and captions used herein are intended for convenience of reference only, and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.

(b)           As used herein, the singular shall include the plural, the masculine and feminine genders shall include the neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires.

(c)           The words “hereof”, “herein”, and “hereunder”, and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)           All references herein to Sections, Schedules or Exhibits shall be deemed to refer to Sections of and Schedules or Exhibits to this Agreement, unless specified to the contrary.  All Exhibits and Schedules to this Agreement are integral parts of this Agreement as if fully set forth herein.

(e)           The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(f)           “To the knowledge of Whitbread”, “to the best knowledge, information and belief of Whitbread” or any similar phrase shall be deemed to mean that a Whitbread Responsible Person (i) is actually aware of a particular fact or matter or (ii) could be expected to discover or otherwise become aware of that fact or matter had they made reasonable inquiry of appropriate employees and agents of the Company or other appropriate third parties, as the case may be, with respect to the matter in question.  For purposes of this definition, the term Whitbread Responsible Person consists of all directors and executive officers of Whitbread, including each of Joel D’Arcy and John Schmottlach.

(g)           “Material adverse change” or “material adverse effect” means, with respect to a specified party, any change or effect, as the case may be, that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the assets, business, prospects or financial position of such party and its subsidiaries taken as a whole.

(h)           As all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.

ARTICLE II.

PURCHASE AND SALE OF STOCK

2.1           Purchase and Sale of Stock.  Subject to the terms and conditions of this Agreement, at the Closing (as defined herein), the Seller shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase for the consideration set forth in Article III hereof, free and clear of all Encumbrances, all of the issued and outstanding Shares of Whitbread, which Shares constitute all of the issued and outstanding capital stock of Whitbread.

2.2           Closing.  Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the first business day after the satisfaction or waiver of the conditions set forth in Article IX (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing Date), unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing, the “Closing Date”).  The Closing shall be held at the offices of Drinker Biddle & Reath LLP, One Logan Square, 18th and Cherry Streets, Philadelphia,  PA 19103-6996 fax:  (215) 988-2757, or at such other place as the parties hereto may agree.

2.3           Deliveries at the Closing  At the Closing, in addition to the other actions contemplated elsewhere herein:

(a)           the Seller shall deliver, or shall cause to be delivered, to the Buyer the following:

(i)           certificates representing the Shares, duly endorsed for transfer or with stock powers affixed thereto executed in blank in proper form for transfer;

(ii)           a duly executed Section 338 Form from the Seller; and

(iii)           such other documents and instruments as the Buyer may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

(b)           the Seller shall cause Whitbread to deliver to the Buyer such documents and instruments as the Buyer may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

(c)           Buyer shall deliver, or shall cause to be delivered, to the Seller a duly executed Section 338 Form from the Buyer.

ARTICLE III.

THE PURCHASE PRICE

3.1           Determination of Baseline EBITDA After Closing.  As promptly as practicable after the Closing Date, but in no event more than seventy-five (75) days following such Closing Date, Deloitte & Touche LLP shall, at Buyer’s sole expense, prepare and deliver to the Buyer, Seller and Whitbread audited balance sheets as of December 31, 2003, December 31, 2004 and as of the Closing Date, and related statements of income, statements of change in shareholders’ equity and statements of cash flows for such periods (including the interim period between January 1, 2005 and the Closing Date), each prepared in accordance with GAAP, as applied in a manner consistent with past practices of Whitbread (“Closing Financial Statements”) to determine the EBITDA of Whitbread for the year ended December 31, 2004 (“Baseline EBITDA”) and the Actual Net Working Capital of Whitbread.  The date upon which the Closing Financial Statements are delivered shall be known as the “EBITDA Determination Date.”  Upon reasonable notice from Seller, Buyer will make available to Seller and its representatives all books, records, personnel, including auditors work papers, used in connection with the Baseline EBITDA determination.  In the event that Seller has any dispute relating to the Baseline EBITDA or the determination of Actual Net Working Capital, the provisions of Section 8.5 shall apply.

3.2           Purchase Price.

(a)           The “Purchase Price” for the Shares, up to an aggregate of $4,124,500, shall consist of:

(i)           an amount of cash equal to $1,632,000, all of which shall be payable to the Seller at the Closing in accordance with Section 3.3(a) (the “Initial Cash Payment”);

(ii)           in respect of each of the Performance Periods, an amount of cash up to $238,000, payable to the Seller after the Closing in accordance with Section 3.3(c) (each such payment,  a “Contingent Cash Payment”;

(iii)           a number of shares of Buyer Stock calculated by dividing $578,000 by the average closing price of a share of Buyer Stock as reported on NASDAQ for the fifteen (15) consecutive trading days ending on the day prior to the Closing Date or the closing price the day prior to Closing Date, whichever is the lower price per share, such shares to be issuable to the Seller in accordance with Section 3.3(b) (the “Initial Stock Payment”);

(iv)           in respect of each of the Performance Periods, a number of shares of Buyer Stock calculated by dividing up to $238,000 by the average closing price of a share of Buyer Stock as reported on NASDAQ for the fifteen (15) consecutive trading days ending on the day prior to the Closing Date, such shares to be issuable to the Seller after the Closing in accordance with Section 3.3(d) (the “Contingent Stock Payment”);

(v)           a number of shares of Buyer Stock calculated by dividing $102,000 (the “Escrow Value”) by the average closing price of a share of Buyer Stock as reported on NASDAQ for the fifteen (15) consecutive trading days ending on the day prior to the Closing Date or the closing price the day prior to Closing Date, whichever is the lower price per share, which shares shall be deposited into escrow to be held and distributed in accordance with the terms and conditions of the Escrow Agreement (the “Escrow Shares”); and

(vi)           an amount of cash equal to $241,500, and a number of shares of Buyer Stock calculated by dividing $143,000 by the average closing price of a share of Buyer Stock as reported on NASDAQ for fifteen (15) consecutive trading days ending on the day prior to the first anniversary date of the Closing Date, all of which cash and Buyer Stock shall be payable and issuable to the Seller on the fourth anniversary date of the Closing Date (the “Final Cash and Stock Payment”).

In connection with all stock issuances hereunder, the Buyer shall not be required to issue any fractional shares or scrip.  All fractional shares shall be rounded up to the nearest whole number of shares of Buyer Stock.

3.3           Payment of Purchase Price.

(a)           Initial Cash Payment.  At the Closing, upon surrender to the Buyer of certificates representing all and not less than all of the Shares, the Buyer shall pay the Seller the Initial Cash Payment.  The Initial Cash Payment will be payable by means of wire transfer to an account specified in writing to the Buyer by the Seller not less than five Business Days before the Closing Date.

(b)           Initial Stock Payment.  Within 30 days after the Closing, the Buyer shall issue and deliver to the Seller a certificate, registered in the name of the Seller, representing a number of shares of Buyer Stock equal to the Initial Stock Payment.

(c)           Contingent Cash Payment.  In respect of each Performance Period, within thirty (30) days following complete satisfaction of the Performance Period Requirements set forth below, the Buyer shall pay the Seller an amount in cash equal to the Contingent Cash Payment.

With respect to each Performance Period, the requirements set forth in paragraphs 1-3 below (the “Performance Period Requirements”) must be satisfied as a condition precedent to the Buyers obligation to pay the Contingent Cash Payment for such Performance Periods:

1.           During each Performance Period, the EBITDA of Whitbread must be equal to or exceed that Performance Period’s EBITDA Target; and

2.           During each Performance Period, the revenue of Whitbread must be equal to or exceed that Performance Period’s Revenue Target; and

3.           The Seller shall be in compliance with the Non-Competition Agreement (as defined in Section 9.2(g) of this Agreement).  For purposes of this Section 3.3(c), any attempt by the Seller to have the Non-Competition Agreement deemed void or unenforceable by a court of law or equity shall be deemed to be a violation of the Performance Period Requirements.

(d)           Contingent Stock Payment.  Within thirty (30) days following complete satisfaction of the Performance Period Requirements as set forth above, for each Performance Period,  the Buyer shall deliver to the Seller a certificate representing a number of shares of Buyer Stock calculated by dividing $238,000 by the average closing price of a share of Buyer Stock as reported on NASDAQ for the fifteen (15) consecutive trading days ending on the day prior to the last day of the applicable Performance Period.  With respect to each Performance Period, the Performance Period Requirements must be satisfied as a condition precedent to the Buyer’s obligation to issue and deliver the Contingent Stock Payment for such Performance Period.

(e)           Contingent Payment Acceleration.  In the event that, in either the first or second Performance Period, Whitbread (i) reports either annual revenue or EBITDA, whichever the lesser, which exceeds 115% of the previous year’s revenue or EBITDA, then contingent payment shall consist of the Contingent Cash Payment and the Contingent Stock Payment for that Performance Period (i.e.  $576,000 value) PLUS an additional amount calculated based on the following formula (the “Additional Contingent Payment”):

CP = ((X - 15)/15) * 142,800

Where

CP   =   the Additional Contingent Payment to the Seller, half of which shall be in cash and half of which shall be in Buyer Stock;

X    =   the amount of percentage increase in annual revenue or EBITDA, whichever is less.

The maximum Additional Contingent Payment in any given year shall not exceed $142,800, and the total Contingent Cash Payments and Contingent Stock Payments payable to the Seller hereunder for all Performance Periods shall not exceed, in the aggregate, $1,428,000 (the “Contingent Payment Cap”).

(f)           Rollover EBITDA and Revenue.  In the event that Whitbread (i) reports less than the EBITDA Target and/or the Revenue Target in a given Performance Period, then, within 30 days after the end of the next measurement quarter following the end of such Performance Period (the “NMQ”), the Seller may prepare and deliver to the Buyer a statement (a “Catch-up Statement”) that recalculates the Contingent Cash Payment and Contingent Stock Payment for such Performance Period using a specified amount of EBITDA and/or revenue, as applicable, from the NMQ.  Within thirty days after receiving a Catch-up Statement, the Buyer shall pay the Contingent Cash Payment and shall issue the Buyer Stock representing the Contingent Stock Payment using the average closing price of a share of Buyer Stock as reported on NASDAQ for the fifteen (15) consecutive trading days ending on the day prior to the date of such issuance.  Any amount of EBITDA and/or revenue, as applicable, that is borrowed from a NMQ and used in connection with a Catch-up Statement shall, for purposes of this Section 3.3, irrevocably be deducted from the EBITDA and/or revenue, as applicable, for the Performance Period in which it actually occurs.  In the event that Whitbread generates for the three Performance Periods taken as a whole a combined EBITDA and a combined revenue equal to or higher than the sum of the three Performance Period’s EBITDA Targets and Revenue Targets, then within 30 days after the later of (i) the end of the third Performance Period or (ii) the receipt of an appropriate Catch-up Statement from the Seller, the Buyer shall pay the Contingent Cash Payment and issue the Buyer Stock representing the Contingent Stock Payment for any Performance Periods in which such Contingent Cash Payment and Contingent Stock Payment was not made.

(g)           Final Cash and Stock Payment.  Buyer shall pay and deliver to Seller, on the fourth anniversary date of the Closing Date, the Final Cash and Stock Payment, which shall be paid within 30 days of said fourth anniversary.

(h)           Escrow Shares.  Subject to the terms and conditions of the Escrow Agreement, if the Baseline EBITDA is less than $1,000,000, then there shall be released from escrow to the Buyer such number of shares of Buyer Stock equal to the dollar amount of such shortfall divided by the average closing price of a share of Buyer Stock as reported on NASDAQ for the fifteen (15) consecutive trading days ending on the day prior to the Closing Date or the closing price the day prior to Closing Date, whichever is the lower price per share; provided, however, that  Seller’s entire liability with respect to any such shortfall shall be limited to the release of Escrow Shares to Buyer hereunder, and the number of shares of Buyer Stock to be released to Buyer hereunder, shall not, in any event, when taken together with any Escrow Shares to be released to Buyer under Section 3.4, exceed the Escrow Value.

(i)           Bankruptcy; Liquidity Event.  After the Closing Date, if:

(i)           the Buyer files for bankruptcy, or discontinues or ceases its business operations, Buyer shall, within thirty (30) days of such cessation of business, pay to the Seller, the Final Cash and Stock Payment together with an amount equal to the difference between the Contingent Payment Cap and the aggregate amount of Contingent Cash Payment and Contingent Stock Payments received by the Seller as of the date of cessation of business; and

(ii)           the Buyer sells all or substantially all of its assets or the assets of Whitbread, all or substantially all of its stock or the stock of Whitbread, or its business or the business of Whitbread, through sale, merger or consolidation or other similar transaction, in each case to a Person not an Affiliate of the Buyer (i.e.  arm’s length transaction), (collectively, a “Liquidity Event”), then immediately upon the consummation of such Liquidity Event, the Buyer and the Seller will, in good faith, either negotiate an adjustment to the Contingent Cash Payments and Contingent Stock Payments (which shall depend upon whether the buyer of the business has agreed to assume those obligations) or if an adjustment cannot be agreed upon, then the Buyer shall pay to the Seller the Final Cash and Stock Payment together with an amount equal to the difference between the Contingent Payment Cap and the aggregate amount of Contingent Cash Payments and Contingent Stock Payments received by the Seller as of the date of the Liquidity Event.

(j)           Taxes.  All Taxes incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby shall be paid by Whitbread, excluding any such Taxes incurred by Seller.  The Seller shall prepare or cause to be prepared, at his sole expense, and file or cause to be filed, and pay or cause to be paid, all Tax Returns for Whitbread for all periods prior to the Closing Date which are filed after the Closing Date.  The Seller shall permit the Buyer to review and comment on each such Tax Return described in the preceding sentence.  All Tax sharing agreements or similar agreements with respect to or involving Whitbread shall be terminated as of the Closing Date and, after the Closing Date, Whitbread shall not be bound thereby or have any liability thereunder.

3.4           Working Capital Adjustment.

(a)           In connection with the delivery of the Closing Financial Statements, Buyer shall deliver a calculation of Actual Net Working Capital.  Upon reasonable notice from the Seller, Buyer will make available to the Seller and its representatives all books, records, personnel, including auditors work papers, used in connection with the Actual Net Working Capital determination.

(b)           If the Actual Net Working Capital is equal to the Target Net Working Capital, then, subject to the terms and conditions of the Escrow Agreement, any Escrow Shares that remain in escrow following any required release of Escrow Shares to Buyer pursuant to Section 3.3(h) hereof shall be released from escrow to the Seller.

(c)           If the Actual Net Working Capital is less than the Target Net Working Capital, then there shall be released from escrow to the Buyer such number of shares of Buyer Stock equal to the dollar amount of such shortfall divided by the average closing price of a share of Buyer Stock as reported on NASDAQ for the fifteen (15) consecutive trading days ending on the day prior to the Closing Date or the closing price the day prior to Closing Date, whichever is the lower price per share; provided, however, that Seller’s entire liability with respect to any such shortfall shall be limited to the release of Escrow Shares to Buyer hereunder, and the number of shares of Buyer Stock to be released to Buyer hereunder, shall not, in any event, when taken together with any Escrow Shares to be released to Buyer under Section 3.3 (h), exceed the Escrow Value.  Any Escrow Shares that remain in escrow following any required release of Escrow Shares to Buyer pursuant to this Section 3.4(c) and Section 3.3(h) hereof shall be released from escrow to the Seller.

(d)           If the Actual Net Working Capital is greater than the Target Net Working Capital, then:

(i)           any Escrow Shares that remain in escrow following any required release of Escrow Shares to Buyer pursuant to Section 3.3(h) hereof shall be released from escrow to the Seller; and

(ii)           seventy-five (75) days after the Closing Date, Buyer shall pay such excess to the Seller by releasing to the Seller Excess Cash in the amount of such excess; provided that if the amount of such excess is greater than the Excess Cash, then in addition to the Excess Cash, Buyer shall also remit to Seller amounts then collected with respect to Receivables and shall continue to so remit such collected amounts to Seller every 30 days thereafter until the balance of such excess shall have been paid to the Seller in full.  Buyer shall use commercially reasonable efforts to collect the Receivables in a manner consistent with Whitbread’s practices over the 14 months prior to the Closing Date.  Until such time as the Seller has received the excess of Actual Net Working Capital over Target Net Working Capital, Buyer shall in no way modify, cancel, forgive or settle any of the Receivables without first obtaining Seller’s prior written consent, which consent shall not be unreasonably withheld.

3.5           If the Closing Financial Statements are not delivered to Seller within ninety (90) days of the Closing then all Escrow Shares shall be immediately released to Seller.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES REGARDING WHITBREAD

As a material inducement for the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Whitbread and the Seller hereby jointly and severally make the following representations and warranties as of the date hereof, each of which is relied upon by the Buyer regardless of any investigation made or information obtained by or on behalf the Buyer:

4.1           Organization; Qualification and Capital Stock; Corporate Records.

(a)           Whitbread is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its Business as now being conducted.

(b)           Whitbread is duly qualified to do business and in good standing in each jurisdiction in which the nature or conduct of the Business or the character or location of its properties makes such qualification necessary, except where any such failure to be qualified would not have a material adverse effect on Whitbread.

(c)           The names of the directors and officers of Whitbread, together with the offices they hold, are set forth on Schedule 4.1(c).  Attached to Schedule 4.1(c) are true and complete copies of (i) the Articles of Organization of Whitbread, together with all amendments thereto and (ii) the by-laws of Whitbread, together with all amendments thereto, as currently in effect.

(d)           The authorized capital stock of Whitbread consists of 200,000 shares of common stock, no par value, of which 200 shares are duly and validly issued and outstanding, are fully paid and non-assessable.  Other than the Shares, since its date of incorporation, Whitbread has not issued any shares of its capital stock, nor has Whitbread effected any stock split or otherwise changed its capitalization.

(e)           None of the outstanding shares of Whitbread’s capital stock has been issued in violation of any preemptive rights of the current or past shareholders of Whitbread, or any stock purchase agreement or other agreement to which Whitbread was or is a party or bound.

(f)           Except for options to purchase  shares of Whitbread’s common stock granted to certain employees of Whitbread, each of which shall be cancelled prior to Closing pursuant to Waiver, Acknowledgment, Release and Termination Agreements substantially in the form provided on Exhibit E (the “Option Waivers”), there are no issued or outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Whitbread, or contracts, commitments, understandings or arrangements by which Whitbread is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

(g)           Except as set forth on Schedule 4.1(g), since January 1, 2004, Whitbread has not (i) paid any dividend to any of its equity owners, (ii) made any other distribution on or with respect to, or redeemed or otherwise acquired, any equity interest in Whitbread, (iii) made or permitted any change in the authorized, issued, or treasury shares of its equity securities, or (iv) taken any action which, if taken after the date of this Agreement, would require the prior written consent of the Buyer pursuant to this Agreement.  There is no liability for dividends declared or accumulated but unpaid with respect to any of the Shares.

(h)           Whitbread has not made any non-cash distributions to any holders of Shares or participated in or effected any issuance, exchange or retirement of Shares, or otherwise changed the equity interests of holders of Shares in contemplation of effecting the transactions contemplated by this Agreement and the Related Agreements within the one year immediately preceding the date of this Agreement

(i)           Except as set forth on Schedule 4.1(i), Whitbread has not conducted business under any name other than its own.  Schedule 4.1(i) includes a list of all of Whitbread’s fictitious name registrations.

(j)           Subject to the satisfaction of the conditions precedent set forth herein, Whitbread has the corporate power to execute, deliver and perform this Agreement and the Related Agreements to which Whitbread is a party, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all action required by its Articles of Organization, by-laws or otherwise, to authorize the execution, delivery and performance of this Agreement and the Related Agreements.  The execution and delivery of this Agreement has been approved by the Board of Directors of Whitbread.  Assuming this Agreement constitutes the valid and binding agreement of Buyer, this Agreement is a valid obligation of Whitbread, legally binding upon it and enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses (collectively, the “Enforceability Limitations”).

(k)           The Books and Records of Whitbread are complete and correct in all material respects and have been maintained in accordance with good business practice.  True and complete copies of all minutes, resolutions, stock certificates and stock transfer ledgers of Whitbread are contained in the minute books and stock transfer ledgers that have been delivered to the Buyer for inspection and will be delivered to the Buyer at the Closing.  The minute books, stock certificate books, stock transfer records and such other books and other corporate records as may be requested by the Buyer, are complete and correct in all material respects.

4.2           No Violations of Laws or Agreements, Consents or Defaults.

(a)           The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the Related Agreements will not result in any breach or violation of any of the terms or provisions of, or constitute a default under, (i) the Articles of Organization or by-laws of Whitbread or (ii) any statute, order, decree, proceeding, rule, or regulation of any court or governmental agency or body, United States or foreign, having jurisdiction over Whitbread, any assets of Whitbread or the Seller.

(b)           Except as set forth in Schedule 4.2(b), the delivery of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not result in a breach or violation of the term of, or constitute a default under, or require notice to any third party under, any agreement, instrument, or commitment to which Whitbread or the Seller is party, by which it or the Seller is bound, or to which any of Whitbread’s property is subject, and no consent or approval is required from any third party for the transactions contemplated by this Agreement and the Related Agreements.

(c)           Whitbread is not in default under, or in violation of any provision of, its Articles of Organization or by-laws, or, to the knowledge of Whitbread, any promissory note, indenture or any evidence of indebtedness or security thereto, lease, purchase contract or other commitment, or any other agreement that is material to the Business of Whitbread.

4.3           No Subsidiaries.  Whitbread does not own stock in and does not control, directly or indirectly, any other corporation, association or business organization.  Whitbread is not a party to any joint venture or partnership, or similar arrangement or understanding.

4.4           Financial Information.

(a)           Attached hereto as Schedule 4.4(a) are true and complete copies of the Financial Statements.  Except as set forth on Schedule 4.4(a), the Financial Statements (except as may be disclosed therein), fairly present in all material respects the financial position and the results of operations, changes in shareholders equity and cash flows of Whitbread as of the dates and for the periods indicated, and do not include or omit any material fact, the result of which inclusion or omission is to make the Financial Statements materially misleading.  The Financial Statements provide in all material respects for all bad and doubtful debts, material liabilities (actual, contingent, deferred or otherwise) and material financial commitments existing as of the dates thereof.

(b)           Except for obligations incurred in the ordinary course of business since December 31, 2002, Whitbread has no material unrecorded liability or obligation required to be reflected or disclosed in the Financial Statements which is not so reflected or disclosed, and Whitbread has no material liability or obligation, singularly or in the aggregate, in the amount of $25,000 or more, whether accrued, absolute, contingent or otherwise, as of the respective dates of the Financial Statements not required to be reflected or disclosed in the Financial Statements.

(c)           Except as set forth on Schedule 4.4(c), there are no liabilities or obligations of Whitbread whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, required in accordance with GAAP to be reserved against or disclosed in the Financial Statements, which are not so reserved or disclosed, nor, to the knowledge of Whitbread, is there any past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Whitbread giving rise to any such liability or obligation.

(d)           Except as disclosed on Schedule 4.4(d), the Financial Statements do not reflect any material income or expense that was unusual in nature, nonrecurring, extraordinary, or otherwise not in the ordinary course of Whitbread’s Business, consistent with past practices.

(e)           All tangible assets used by Whitbread in the Business are reflected in the Financial Statements.

4.5           Absence of Certain Changes.  Since September 30, 2004, except as set forth on Schedule 4.5, and except for transactions contemplated by this Agreement, Whitbread has conducted the Business only in the ordinary course and consistent with past practice, and has not:

(a)           suffered any material adverse change;

(b)           incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) except current liabilities incurred and liabilities under contracts entered into in the ordinary course of business and consistent with past practice (including obligations or liabilities arising from one transaction or a series of related or similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

(c)           declared, set aside or paid any non-cash dividend or distribution in respect of shares of the capital stock of Whitbread or redeemed, purchased or otherwise acquired any Whitbread capital stock;

(d)           issued, delivered, or sold, or authorized the issuance, delivery or sale of, any share of capital stock or any option or rights with respect thereto, or modification or amendment of any right of any holder of outstanding shares of capital stock or options with respect thereto;

(e)           paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent, known or unknown, or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities or obligations reflected or reserved against in the balance sheet dated as of December 31, 2004 (the “Balance Sheet Date”) included in the Financial Statements (the “Balance Sheet”) or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

(f)           permitted or allowed any of the assets or properties of Whitbread to be subjected to any mortgage, pledge, lien, security interest encumbrance, restriction or charge of any kind, except for (a) warehousemen’s mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business consistent with past practice securing sums which are not overdue, (b) pledges or deposits to secure obligations under workmen’s compensation laws or similar legislation, (c) deposits to secure public or statutory obligations of Whitbread or (d) deposits to secure surety, appeal or customs bonds in the ordinary course of business consistent with past practice (collectively “Permitted Liens”);

(g)           written down the value of any inventory or written off as uncollectible any notes or accounts receivable with a value greater than $25,000;

(h)           canceled any debts, or waived any claims or rights of substantial value;

(i)           sold, transferred or otherwise disposed of any of its properties or assets, except in the ordinary course of business and consistent with past practice;

(j)           disposed of or permitted to lapse any rights to the use of any patent, trademark, trade name or copyright, or disposed of or disclosed to any Person other than an Affiliate any invention, discovery, know-how, trade secret, formula, process or other intellectual property not theretofore a matter of public knowledge;

(k)           granted any general increase in the compensation of employees of Whitbread (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any employee of Whitbread in excess of merit increases consistent with past practice, and no such increase is customary on a periodic basis or required by agreement or understanding;

(l)           made any capital expenditure or commitment for capital expenditures, other than those capital expenditures or commitments that have been paid in full;

(m)           made any change in any method of accounting or accounting practice or failed to maintain the books and records of Whitbread in the ordinary course of business and consistent with past practice;

(n)           failed to maintain any of its properties or equipment in good operating condition and repair, subject to ordinary wear and tear;

(o)           failed to maintain in full force and effect all existing policies of insurance at least at such levels as were in effect prior to such date or canceled any such insurance or, to its knowledge, taken or failed to take any action that would enable the insurers under such policies to avoid liability for claims arising out of occurrences prior to the Closing; or

(p)           agreed in writing or otherwise to take any action with respect to any of the matters described in this Section 4.5.

4.6           Licenses; Regulatory Approvals.  Whitbread holds all licenses, certificates and other regulatory approvals required or necessary to be applied for or obtained in connection with the Business as presently conducted by Whitbread except where the failure to obtain or hold any of the foregoing would not have a material adverse effect on Whitbread.  Except as set forth on Schedule 4.6, to the knowledge of Whitbread all such licenses, certificates and other regulatory approvals relating to the Business, operations and facilities of Whitbread are in full force and effect.  Any and all past litigation concerning such licenses, certificates and regulatory approvals, and all claims and causes of action raised therein, have been finally adjudicated, and, in the case of such litigation finally adjudicated since the Balance Sheet Date such adjudication has not had a material adverse effect on Whitbread.  Except as set forth on Schedule 4.6, no such license, certificate or regulatory approval has been revoked, conditioned (except as may be customary) or restricted, and no action (equitable, legislative or administrative), arbitration or other process is pending, or to the knowledge of Whitbread, threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict any such license, certificate or regulatory approval.

4.7           Regulatory Matters.

(a)           Except as may be disclosed in Schedule 4.7(a), (i) Whitbread is not the subject of any outstanding, and is not aware of any threatened, investigation, audit, review or other examination of Whitbread by any federal or state governmental agency having supervisory or regulatory authority with respect to Whitbread or the Business, and (ii) Whitbread is not subject to, nor has Whitbread received any notice that it may become subject to, any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with any federal or state governmental agency having supervisory or regulatory authority with respect to Whitbread or the Business.

(b)           Whitbread is not aware of any proposed or pending change in any law or regulation affecting the Business which would have a material adverse effect on Whitbread.

4.8           Tax Matters.

(a)           Whitbread has prepared and filed in accordance with applicable laws, rules and regulations all federal, state and local income, franchise, excise, sales, use, real and personal property and other Tax Returns, information statements and reports required to be filed by it, or Whitbread has prepared and filed appropriate requests for extensions to file such Tax Returns and all such requests have been timely filed and granted and have not expired in accordance with applicable laws, rules and regulations.  All such Tax Returns for the last three (3) years have been previously disclosed in full to the Buyer and are listed on Schedule 4.8(a).

(b)           All such Tax Returns correctly and completely reflect the information required to be presented therein, and Whitbread has not paid any penalty, surcharge, fine or interest in connection with any alleged underpayment of Taxes.

(c)           Except as disclosed on Schedule 4.8(c) (which lists good faith tax disputes), Whitbread has paid all Taxes that have become due and payable to (or claimed to be due and payable by) any federal, state, county, local, foreign or other taxing authority.  Whitbread has made full provision or reserve in the Financial Statements for all Taxes for which Whitbread is or may be accountable with respect to income, profits or gains earned, accrued or received on or before the dates thereof, including distributions made on or before such dates or provided for in such Financial Statements, and full and proper provision has been made in such Financial Statements for deferred Tax  and in the aggregate do not materially fail to provide for potential Tax liabilities.  All estimated Tax payments that have become due and payable prior to the date of this Agreement have been paid.  No claim has ever been made by an authority in a jurisdiction where Whitbread does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Whitbread.

(d)           Whitbread has properly withheld from the salaries, wages or other compensation paid or payable to officers, employees or other persons, and has paid to the appropriate federal, state or local taxing authorities, any amounts required to be withheld therefrom under applicable laws, rules or regulations.

(e)           To Whitbread’s knowledge, no event, transaction, act or omission has occurred which could result in Whitbread becoming liable for any Tax which is primarily or directly chargeable against or attributable to a Person other than Whitbread or which is charged by reference to the income or gains of another Person.  In the event that Whitbread has been part of a consolidated group of taxpayers, Whitbread is not liable for any Tax obligations of the other members of the group.

(f)           To Whitbread’s knowledge, no Tax Return (or item in a Tax Return) is currently under audit by any taxing authority, and there are no agreements for the waiver of any statute of limitations in respect of any Taxes or for the extension of time for the assessment or payment of any Tax.  Whitbread is not, and does not expect to be, involved in any material dispute in relation to any Tax matters, and to Whitbread’s knowledge no taxing authority has investigated or indicated that it intends to investigate Whitbread’s Tax matters.  Whitbread is not aware of any facts which may constitute the basis for the proposal of any Tax deficiencies for any unexamined year.

(g)           Whitbread is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code 162(m) (or any corresponding provision of state, local or foreign Tax law).  To the knowledge of Whitbread, Whitbread has not been a United States real property holding corporation within the meaning of Code 897(c)(2) during the applicable period specified in Code 897(c)(1)(A)(ii).  Whitbread has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code 6662.  Whitbread is not a party to or bound by any Tax allocation or sharing agreement.  Whitbread (i) has not been a member of an “Affiliated Group” filing a consolidated federal income Tax Return and (ii) has no liability for the Taxes of any Person under Reg. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(h)           Whitbread has not entered into any transaction or course of conduct (other than legitimate, good faith Tax planning) designed in whole or in part to evade Taxes.

(i)           Whitbread will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting for a taxable period ending on or prior to the Closing Date in accordance with Code 481 (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Code 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) transfer of intangible property to which Code 367(d) or Code 482 may apply.

4.9           Litigation Claims.

(a)           There is no action, suit, claim, investigation or proceeding, whether at law or in equity (a “Claim”), pending or, to the knowledge of Whitbread, threatened that questions the validity of this Agreement or the Related Agreements or any action taken or to be taken by Whitbread or the Seller in connection with the consummation of the transactions contemplated hereby or thereby or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby or thereby.

(b)           Schedule 4.9(b) sets forth an accurate and complete list, and a brief description (setting forth the names of the parties involved, the court or other governmental or mediating entity involved, the relief sought and the substantive allegations and the status thereof), of each Claim pending or, to the knowledge of Whitbread, threatened against or affecting Whitbread.  None of the pending or threatened Claims set forth on Schedule 4.9(b), if adversely determined, would individually or in the aggregate, result in a materially adverse effect on Whitbread.  To the knowledge of Whitbread no event has occurred and no circumstance, matter or set of facts exist which would constitute a valid basis for the assertion by any third party of any Claim, other than those listed on Schedule 4.9(b).  Except as set forth in Schedule 4.9(b) there is no outstanding or, to the knowledge of Whitbread, threatened judgment, injunction, judgment, order or consent or similar decree or agreement (including, without limitation, any consent or similar decree or agreement with any governmental entity) against, affecting or naming Whitbread.

(c)           To Whitbread’s knowledge, except as disclosed in Schedule 4.9(c), there is no claim (whether based on statute, negligence, breach of warranty, strict liability or any other theory) pending or, to the knowledge of Whitbread, threatened relating directly or indirectly to any product manufactured or sold, or any services performed, by Whitbread.

4.10           Properties, Contracts; Leases and Other Agreements; Bank Accounts.

(a)           Whitbread does not own any real estate.

(b)           All leasehold interests for real property and any material personal property used by Whitbread in the Business are held pursuant to lease agreements which are valid and enforceable in accordance with their terms, the agreements for which are listed on Schedule 4.10(b).  To the knowledge of Whitbread, all such properties comply in all material respects with all applicable private agreements (to which Whitbread is a party), zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of Whitbread, threatened with respect to such properties.  Whitbread has not assigned or subleased its interests under such leases or the assets covered thereby.  Each such lease has been duly and validly executed, is in full force and effect and constitutes the valid and binding agreement of Whitbread thereto.

(c)           Except as set forth on Schedule 4.10(c), and excluding trade accounts payable incurred in the ordinary course of business and payable to Persons other than Affiliates of Whitbread, Whitbread does not have any liabilities for borrowed funds, extensions of credit or other advances that are subject to repayment whether pursuant to a written agreement, oral understanding or course of conduct, and whether reflected on the Financial Statements as indebtedness, accounts payable or otherwise, and any such liability set forth on Schedule 4.10(c) may be prepaid at any time without premium or penalty.

(d)           Except as set forth in Schedule 4.10(d), Whitbread is not currently a party to any agreements, contracts or commitments relating to the acquisition of the assets or capital stock of any other business enterprise.

(e)           Except as set forth in Schedule 4.10(e), Whitbread is not a party to any agreements, loans, contracts, leases, guarantees, letters of credit, lines of credit or commitments of Whitbread not referred to elsewhere in this Agreement which:

(i)           involve potential payments by Whitbread or incurring by Whitbread of costs or obligations, of more than $10,000 in the aggregate;

(ii)           involve payments based on profits of Whitbread;

(iii)           relate to the future purchase of goods or services in excess of the requirements of the Business at current levels or for normal operating purposes;

(iv)           include powers of attorney or grants of agency by Whitbread;

(v)           cannot be canceled by Whitbread without penalty or premium on no more than thirty (30) days’ notice;

(vi)           were not made in the ordinary course of business; or

(vii)           otherwise materially affect the Business or financial condition of Whitbread.

(f)           Except as set forth in Schedule 4.10(f), no current contracts material to the Business are terminable or are subject to modification by reason of the consummation of the transactions contemplated by this Agreement and the Related Agreements and Whitbread has not received notice, of any potential termination or modification of such contracts.

(g)           Except as set forth in Schedule 4.10(g), to the knowledge of Whitbread, Whitbread is not in default, technical or otherwise, of any real estate lease, equipment lease, loan or credit agreement, or any other contract or agreement to which Whitbread is a party , and to the knowledge of Whitbread no event or condition has occurred or exists which, with the passage of time, giving of notice or both, would cause any party to be in default thereunder.

(h)           Set forth on Schedule 4.10(h) is an accurate and complete list showing the name and address of each bank, securities broker, mutual fund, investment company, investment adviser or other financial institution or similar Person with which Whitbread has an account, including the account or box number and the names of all persons and entities authorized to draw thereon or have access thereto.

(i)           Except as set forth on Schedule 4.10(i) all material contracts and agreements to which Whitbread is a party (“Contracts”) (i) are valid and enforceable in accordance with their respective terms, subject to the Enforceability Limitations; (ii) no Default (as defined below) exists under any Contract either by Whitbread or, to the knowledge of Whitbread, by any other party thereto; (iii) Whitbread is not aware of the assertion by any third party of any claim of Default or breach under any of the Contracts; and (iv) Whitbread has no knowledge of any present intention on the part of any significant currently existing customer or supplier or other business partner of Whitbread to either (a) terminate or significantly adversely change its current existing business relationship with Whitbread either now or in the foreseeable future, or (b) fail to renew or extend its current existing business relationship with Whitbread at the end of the term of any existing contractual arrangement such entity may have with Whitbread.  For purposes of this Agreement, the term “Default” means, with respect to any Contract, (x) any material breach of or default under such Contract, (y) any event, other than the normal passage of time, which would (either with or without notice or lapse of time or both) give rise to any right of termination, cancellation or acceleration of any obligation to repay with respect to such Contract, or (z) any event, other than the normal passage of time, which would result in either a significant increase in the obligations or liabilities of, or a loss of any significant benefit to, the party in question under such Contract.

(j)           Set forth on Schedule 4.10(j) is an accurate and complete list showing all Contracts whereby Whitbread is providing products or services of any kind to a third party where the value of such Contract equals or exceeds $25,000.

(k)           Except as set forth on Schedule 4.10(k), Whitbread has not granted any right of first refusal or similar right in favor of any third party with respect to any material portion of its properties or assets or entered into any non-competition agreement or similar agreement restricting its ability to engage in any business in any location.

4.11           Employee Matters; Benefit Plans; ERISA.

(a)           Except as may be disclosed in Schedule 4.11(a), Whitbread has not entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Whitbread and, to the knowledge of Whitbread, there is no present effort nor existing proposal to attempt to unionize any group of employees of Whitbread.

(b)           Except as may be disclosed in Schedule 4.11(b):

(i)           Whitbread is and has been in material compliance with all applicable laws relating to employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and Whitbread is not engaged in any unfair labor practices;

(ii)           There is no material unfair labor practice complaint against Whitbread pending or, to the knowledge of Whitbread, threatened before the National Labor Relations Board;

(iii)           There is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of Whitbread, threatened against or directly relating to Whitbread; and

(iv)           Whitbread has not experienced any material work stoppage or other material labor difficulty during the past year.

(c)           Other than Whitbread’s standard offer letter, a copy of which has been furnished to the Buyer, and except as described and attached to Schedule 4.11(c), Whitbread is not a party to any agreement for the employment, retention  or severance of any officer, employee, agent, advisor or consultant.

(d)           Schedule 4.11(d) contains a correct and complete list of all Benefit Plans maintained by Whitbread or to which Whitbread or any ERISA Affiliate (as defined below) contributes.  Whitbread has delivered or made available to the Buyer, with respect to all such Benefit Plans, complete and correct copies of the following:  all plan documents, handbooks, manuals, collective bargaining agreements and similar documents governing employment policies, practices and procedures;  the most recent summary plan descriptions and any subsequent summaries of material modifications and all other material employee communications discussing any employee benefit; Forms series 5500 as filed with the IRS for the three most recent plan years (including all attachments thereto);  the most recent report of the enrolled actuary for any plans requiring actuarial valuation;  all trust agreements with respect to the Benefit Plans;  plan contracts with service providers or insurers providing benefits for participants or liability insurance for fiduciaries and other parties in interest or bonding;  the most recent annual audit and accounting of plan assets for all funded plans;  and the most recent Internal Revenue Service (“IRS”) determination letter or opinion letter for all plans qualified under Section 401(a) of the Code.

(e)           Neither Whitbread nor any ERISA Affiliate participates in or maintains or has ever maintained or been obligated to contribute to a multi-employer plan (as defined in Section 3(37) of ERISA), and neither Whitbread nor any ERISA Affiliate has withdrawal liability with respect to any multi-employer plan.

(f)           Neither Whitbread nor any ERISA Affiliate maintains or has ever maintained or been obligated to contribute to an employee pension benefit plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA.

(g)           Whitbread has made full payment of all amounts it is required, under applicable law or the terms of each Benefit Plan, to have contributed thereto before the Closing Date for all periods through and including the close of the last plan year ending prior to the Closing Date, or proper accruals for such contributions have been made and are reflected on its balance sheet and books and records.  Whitbread will pay such contributions to the Benefit Plans for the current plan year prior to the Closing Date, or, if any such contributions will not be due prior to the Closing Date, has made adequate provision for reserves therefor.  All such contributions are fully deductible by Whitbread for purposes of Whitbread’s federal income taxes, and Whitbread has no actual or potential liability for the 10 percent tax imposed by section 4972 of the Code.

(h)           All Taxes, penalties, interest charges and other financial obligations to federal, state and local governments and to participants or beneficiaries under the Benefit Plans with respect to any period ending on or before the Closing Date have been or will be met in full on or before the Closing Date.

(i)           All reports, returns, notices and similar documents with respect to the Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant or beneficiary have been duly and timely filed or distributed.

(j)           Each Benefit Plan required to be listed on Schedule 4.11(d) that is intended to be qualified under Section 401 of the Code is (and from its establishment has been) the subject of a favorable determination letter or opinion letter issued by the IRS, and no such determination letter or opinion letter has been revoked nor, to Whitbread’s knowledge, has revocation been threatened, nor has any Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its cost, and no Benefit Plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code.  Each trust maintained under any such Benefit Plan is (and from its establishment has been) exempt from federal income tax under Section 501 of the Code.

(k)           Each Benefit Plan required to be listed on Schedule 4.11(d) complies, in both form and operation, with the applicable requirements of ERISA, the Code and other applicable law.  There are no termination proceedings involving the Benefit Plans and, to Whitbread’s knowledge, no pending investigations by any governmental agency involving such Benefit Plans and no threatened or pending claims (except for routine claims for benefits), suits or proceedings against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan which could give rise to any liability nor, to Whitbread’s knowledge, are there any facts which could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

(l)           Neither Whitbread nor any “party in interest” (as defined in section 3(14) of ERISA) or “disqualified person” (as defined in section 4975(e)(2) of the Code) with respect to any Benefit Plan has engaged in a “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) for which a statutory, administrative, or regulatory exemption is not available.  No Benefit Plan has been (or will be as a result of the transactions contemplated hereby) completely or partially terminated or has been (or will be as a result of the transactions contemplated hereby) subject to a “reportable event” (as defined in section 4043 of ERISA) or to any event requiring disclosure under section 4062(e) or 4063(a) of ERISA.

(m)           Whitbread is in full compliance with the continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the health insurance obligations (sometimes referred to as “HIPAA”) imposed by section 9801 of the Code and Part 7 of Subtitle B of Title I of ERISA, except where the failure to comply would not have a material adverse effect on Whitbread.

(n)           Other than the group health plan continuation coverage requirements required by applicable law (as described in subsection (m) above), the cost of which is fully paid by the former employee or his or her dependent, Whitbread does not maintain retiree life or retiree health plans providing for continuing coverage for any employee or any beneficiary of an employee after the employee’s termination of employment.

(o)           Except as set forth on Schedule 4.11(o), Whitbread is not a party to any oral or written agreement with any director, executive, officer or other key employee, the benefits of which are contingent or the terms of which are materially altered or permit termination, upon the occurrence of a transaction of the nature contemplated by this Agreement and the Related Agreements, and which provides for the payment of in excess of Fifty Thousand Dollars ($50,000), or agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement and the Related Agreements or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement and the Related Agreements.

4.12           Personnel.

(a)           Schedule 4.12(a)  contains a true and complete list of the following information for all persons employed by Whitbread, including each employee on leave of absence or layoff status:

(i)           Name

(ii)           Job title

(iii)           Department (if applicable)

(iv)           Indicate Billable/Non Billable

(v)           Hourly Rate

(vi)           Annual Salary (Current)

(vii)           Gross Salary 2004

(viii)           Bonus paid 2004

(ix)           Hire date

(x)           Vacation accrued

(xi)           Service credited for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, option, cash bonus, ownership plan

(xii)           Severance pay

(xiii)           Any assignment of inventions or similar agreement

(b)           Schedule 4.12(b) contains a correct and complete description of Whitbread’s performance measurement and compensation policies and procedures as they relate to employees in effect as of the Closing Date and for the year prior to the Closing Date.

(c)           Schedule 4.12(c) lists all individuals who are currently engaged in the Business and who are classified as “consultants” or “independent contractors,” the compensation of each such person and whether Whitbread is party to an agreement with such person (whether or not in writing).  Any such agreements are listed on Schedule 4.12(c) and have been delivered (or, in the case of agreements that are not in writing, a summary thereof has been delivered) to the Buyer.  To Whitbread’s knowledge, all individuals engaged by Whitbread as independent contractors, rather than employees, have been properly classified as such and have been engaged in accordance with all applicable foreign, federal, state and/or local laws.

(d)           Except as disclosed in Schedule 4.12(d), (i) none of the employees of Whitbread has notified or otherwise indicated to Whitbread that he or she intends to terminate his or her employment with Whitbread, or not to continue employment after the Closing; (ii) Whitbread does not have a present intention to terminate the employment of any employee;(iii) all employees of Whitbread have executed its form of nondisclosure and developments agreement or noncompetition, nondisclosure and developments agreement, as the case may be; (iv) no employee of Whitbread is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement or other restrictive covenant or other contract with any Person that would be likely to affect in any way (A) the performance by such employee of any of his or her duties or responsibilities as a employee, or (B) the business or operations of Whitbread; (v) to the knowledge of Whitbread, no employee of Whitbread is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant with or to a former employer relating to the right of any such employee to be employed by Whitbread; and (vi) Whitbread is not and since January 1, 2004 has never has been engaged in any litigation with an employee or former employee.

(e)           Whitbread is in compliance, and has complied, in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.  Whitbread is not liable for the payment of material Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing laws.  Whitbread is not engaged, and to the knowledge of Whitbread has never engaged, in any unfair labor practice of any nature.  Whitbread has not failed to pay any of its employees, consultants or contractors for any required wages (including overtime), salaries, commissions, bonuses, benefits or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such individuals.

(f)           The Sellers are in full compliance with and have not violated the terms and provisions of the Immigration Reform and Control Act of 1986, and the rules and regulations promulgated thereunder (the “Immigration Laws”).  With respect to each employee (as defined in Section 274a.1(f) of Title 8, Internal Revenue Code of Federal Regulations) of the Sellers for whom compliance with the Immigration Laws by an employer (as defined in Section 274a.1(g) of Title 8, Internal Revenue Code of Federal Regulations) is required, the Sellers, have made available to the Buyer prior to the Closing Date copies of such employee’s Form I-9 (Employment Eligibility Verification Form) and all other records, documents or other papers which are retained with the Form I-9 by the employer pursuant to the Immigration Laws.  The Sellers have never been the subject of any inspection or, to the Sellers’ knowledge, any investigation relating to its compliance with or violation of the Immigration Laws, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with the Immigration Laws, nor is any such proceeding pending or, to Sellers’ knowledge, threatened.

4.13           Title to and Condition of Properties.

(a)           Except as described in Schedule 4.13(a), Whitbread collectively owns or uses all of the personal property included in the Balance Sheet (except assets as have been disposed of in the ordinary course of Whitbread’s business since the Balance Sheet Date), which owned assets are free and clear of all Encumbrances and rights to possession of third parties, of every type and nature (other than Permitted Liens).  The assets of Whitbread are sufficient to carry on the Business of Whitbread in the ordinary course as presently conducted.  Other than as disclosed in Schedule 4.13(a) or specifically provided for in this Agreement, Whitbread has not entered into any agreements, recorded or unrecorded, granting rights to third parties in any real or tangible personal property of Whitbread, and, except for property leased by Whitbread, to Whitbread’s knowledge, no person or other company has any right to possession, use or occupancy of any of the tangible property used by Whitbread.

(b)           Except for inventory that is excess, damaged or obsolete, for which Whitbread has established in the aggregate an adequate reserve in the Balance Sheet, the inventory reflected in the Balance Sheet (if any) and not disposed of or reserved since such date is of good and merchantable quality, of a quantity and quality saleable in the ordinary course of business of Whitbread in accordance with past practices and is adequate as of the date hereof for the business of Whitbread as conducted as of such date.

(c)           Equipment used by Whitbread in the conduct of its business is, as of the date hereof, taken as a whole in good and operating condition (reasonable wear and tear excepted) and is sufficient to carry on the business of Whitbread in the ordinary course as it is presently conducted.

4.14           Product and Service Warranties.  Except as set forth on Schedule 4.14, each product or service delivered or licensed by Whitbread has been in conformity in all material respects with all applicable federal, state, local or foreign laws and regulations, contractual commitments and all express and implied warranties, and, to the knowledge of Whitbread, Whitbread has no liability for replacement or repair thereof or other damages in connection therewith, except for liabilities incurred in the ordinary course of business, and no product or service delivered or licensed by Whitbread is subject to any guaranty, warranty, or other indemnity.

4.15           Intellectual Property.

(a)           Except as set forth on Schedule 4.15(a), Whitbread owns, free and clear of all liens, mortgages, security interests, charges and encumbrances of every nature, kind and description (other than Permitted Liens), and has good and merchantable title to, or holds adequate licenses or otherwise possesses all rights necessary to use, all patents, trademarks, service marks, trade names, copyrights (including any applications for any of the foregoing), the domain name www.whitbread.net, all other names embodying business or product goodwill (or both), inventions, discoveries and improvements, processes, know-how, trade secrets, scientific, technical, engineering and marketing data, computer programs, software, including all object and source codes, programming tools and all other techniques used or necessary for the conduct of the Business as now conducted (collectively, the “Intellectual Property”).

(b)           Schedule 4.15(b) contains an accurate and complete list of (i) all such patents, trademarks, trade names, service marks, assumed names and copyrights, and all applications therefor, and, with respect to registered items, contains a list of all jurisdictions in which such items are registered and all registration numbers; (ii) all licenses, permits and other agreements relating thereto; and (iii) all agreements relating to any of the Intellectual Property that Whitbread is licensed or authorized to use by others.  The patents, trademarks, service marks and copyrights, licenses, permits and other agreements constituting a part of the Intellectual Property and solely owned by Whitbread, if any, are valid, subsisting and enforceable, and are duly recorded in the name of Whitbread.

(c)           All software, other than generally available software such as Microsoft Word, Lotus 1-2-3, and the like and other standard “off-the-shelf” software, and generally available system development tools, that is marketed and distributed to customers of Whitbread in connection with the Business as a program is owned by Whitbread or Whitbread has the right to use, distribute and sublicense the foregoing, except as may be set forth in any license agreement listed in Schedule 4.15(c).  To the extent third party software is marketed to customers of Whitbread together with the Intellectual Property solely owned by Whitbread all necessary licenses have been obtained and no royalties or payments are due from Whitbread to third parties except as identified on Schedule 4.15(c).

(d)           Except as set forth on Schedule 4.15(d), to the knowledge of Whitbread, Whitbread has the sole and exclusive right to use the patents, service marks and copyrights listed in Schedule 4.15(b) and the trademarks and trade names listed in Schedule 4.15(b), in each case, in all jurisdictions in which the Business is conducted or in which any products of the Business are distributed, and the consummation of the transactions contemplated hereby will not alter or impair any such rights.

(e)           No claims have been asserted by any Person challenging or questioning the ownership, validity, enforceability or use by Whitbread of any of the Intellectual Property and, to the knowledge of Whitbread, there is no valid basis for any such claim, and, to the knowledge of Whitbread, the use or other exploitation of the Intellectual Property by Whitbread does not infringe on the rights of any Person; and, to the knowledge of Whitbread, no Person is infringing on the rights of Whitbread with respect to any of the Intellectual Property.

(f)           Whitbread has taken all reasonable security measures to protect the secrecy, confidentiality and value of the Intellectual Property of Whitbread, including computer programs, trade secrets and other confidential information.  Except as disclosed in Schedule 4.15(f), no Person has any marketing rights to the Intellectual Property of Whitbread.  No Person listed in such schedule is in breach or default under its obligations.

(g)           Except as set forth on Schedule 4.15(g), each employee, officer, consultant and contractor of Whitbread and/or any other person or entity developing intellectual property on behalf of Whitbread has entered into and executed an ownership and nondisclosure agreement (collectively, the “Ownership and Nondisclosure Agreements”) substantially in the form attached to this Agreement as Exhibit A.

(h)           Whitbread has made available to the Buyer all documents in Whitbread’s custody, possession or control with respect to any invention, discovery, process, design, computer program or other know-how or trade secret included in the Intellectual Property, which documents shall be accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, discovery, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use.

4.16           Insurance.  Schedule 4.16 lists all policies of insurance owned or held by Whitbread or insuring its assets.  All current premiums and any other obligations under such insurance have been paid, and all such policies are valid and enforceable and in full force and effect on the date hereof.  Whitbread has not received any notice of cancellation or of premium increase under any such policies within the last ninety (90) days.

4.17           Relationships.

(a)           Other than general economic conditions, Whitbread has no knowledge of any present conditions or state of facts or circumstances which would materially adversely affect Whitbread after the Closing Date.

(b)           Schedule 4.17(b) lists the 10 most important customers of Whitbread as a percentage of revenues for fiscal years 2003 and 2004.  Whitbread’s relationships with its current customers, clients and vendors are satisfactory, and Whitbread has no knowledge of any facts or circumstances, including a change of control in the ownership of Whitbread, that might materially alter, negate, impair or in any way materially adversely affect the continuity of any such existing relationships and the Business.

(c)           Except as disclosed in Schedule 4.17(c), Whitbread has no knowledge of and has not received notice of any complaints, claims or threats, plans or intentions to discontinue commercial relations or transactions from any existing customer of Whitbread, any purchaser of goods or services from Whitbread, any employee or independent contractor significant to the conduct or operation of Whitbread or any party to any agreement to which Whitbread is a party.

(d)           Whitbread has no knowledge of any present condition or state of facts or circumstances, including a change of control in the ownership of Whitbread, that would materially prevent the Business of Whitbread from being carried on after the Closing Date in essentially the same manner as it is presently being carried on.

4.18           Compliance With Laws.

(a)           Except as set forth in Schedule 4.18(a), the operations and activities of Whitbread has previously and continues to comply in all material respects with all applicable Federal, state and local laws, statutes, codes, ordinances, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions (collectively, the “Laws”) as in effect on or before the date of this Agreement, including without limitation, all rules and regulations of the Occupational Safety and Health Administration.  The conduct of the Business of Whitbread as presently conducted does not or violate or, with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its Articles of Organization or by-laws as presently in effect or, to the knowledge of Whitbread, any Encumbrance, lease, license, agreement, Laws or understanding to which Whitbread is a party or by which it may be bound or affected.  Whitbread has received no notice or communication from any Person asserting a failure to comply with any Laws, nor has Whitbread received any notice that any authority or third party intends to seek enforcement against Whitbread to compel compliance with any such Laws.

(b)           (i) Whitbread has not made, and, to the knowledge of Whitbread, no officer, director, employee, agent or other representative of any of them acting on behalf thereof has made, directly or indirectly, with respect to the business of Whitbread, any illegal bribes, kickbacks or other illegal payments of a similar nature, or illegal political contributions with corporate funds not recorded in the corporate records of Whitbread, illegal payments from corporate funds to governmental officials, or illegal payments from corporate funds to obtain or retain business either within the United States or abroad, and (ii) neither Whitbread nor, to the knowledge of Whitbread, any officer, employee or agent of Whitbread acting on its behalf, nor any other Person acting on its behalf has, directly or indirectly, within the past three (3) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Whitbread (or assist Whitbread in connection with any actual or proposed transaction) which (A) might subject Whitbread to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past might have had a material adverse effect to Whitbread, or (C) if not continued in the future, might result in a material adverse effect to Whitbread.

4.19           Environmental Matters.

(a)           Whitbread has not obtained and is not required to obtain, any permits, licenses or other authorizations under any applicable Environmental Laws.

(b)           Except as set forth on Schedule 4.19, Whitbread is, to its knowledge, in material compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws.  Except as set forth on Schedule 4.19, since Whitbread’s incorporation, no written notice, demand, request for information, citation, summons or complaint has been received or order has been issued, no complaint has been filed, no suit or action has been instituted, no penalty has been assessed and no investigation or review is pending or, to the knowledge of Whitbread, threatened by any governmental entity or other Person with respect to any (i) alleged violation by Whitbread of any Environmental Law or liability thereunder, (ii) alleged failure by Whitbread to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law, (iii) release of Hazardous Substances by or on behalf of Whitbread, or (iv) any Environmental Liabilities attributed to Whitbread.

(c)           Except as set forth on Schedule 4.19, there are no Environmental Liabilities that have had, or could reasonably be expected to have individually, or in the aggregate, a material adverse effect with respect to Whitbread.

(d)           Except as set forth on Schedule 4.19, to the knowledge of Whitbread, no state of facts exists as to environmental matters or Hazardous Substances that involves the reasonable likelihood of a material capital expenditure by Whitbread or a material fine or penalty imposed on or attributable to Whitbread, or that may otherwise have a material adverse effect with respect to Whitbread or does or could interfere with or prevent compliance with any Environmental Laws or give rise to any common law or other legal liability.

(e)           No Hazardous Substances have been manufactured, treated, stored, transported or disposed of by Whitbread, or otherwise deposited by Whitbread, in or on or are present beneath properties currently or formerly owned, leased or used by Whitbread in violation of, or which may be required to be investigated or remediated under, any applicable Environmental Laws.

(f)           There has been no disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substance as a result of the actions or omissions of Whitbread (i) on, from or affecting any properties owned, leased or used by Whitbread, or (ii) for which Whitbread is, is alleged or may be held to be, responsible as a result of conduct occurring or conditions existing at or before Closing.

4.20           Receivables.  Schedule 4.20 sets forth a true and complete list of all Receivables as of February 28, 2005 and the aging thereof.  All Receivables represent sales actually made or services actually performed in the ordinary course of business with no additional services required to entitle Whitbread to collect such Receivables, and have been fully collected or are fully reserved against in the Balance Sheet or to the knowledge of Whitbread are fully collectible as of the Closing Date.

4.21           Related Party Transactions.  Except as set forth on Schedule 4.21, there have been no transactions or contractual relationships during the two (2) fiscal years ended December 31, 2003 or between December 31, 2003 and the date hereof, and no agreement or understanding to enter into or consummate any transactions or contractual relationships between Whitbread on the one hand and (a) any of Whitbread’s officers, directors, employees, representatives, or agents or (b) any family member (by blood or marriage) or Affiliate of any of the foregoing, directly or indirectly, on the other hand.  All such transactions have been on terms and conditions no less favorable to Whitbread than could have been obtained from any independent party after arms-length negotiations.  Schedule 4.21 sets forth the relationship between any such Person and Whitbread.

4.22           Brokers.  Except for Sunbelt Business Advisors, no Person will have, as a result of the transactions contemplated by this Agreement, any valid right to, interest in or claim upon the Buyer or Whitbread for any commission, fee or other compensation as a finder or broker because or any act or omission by Whitbread or the Seller.

4.23           Disclosure.  No representation or warranty by Whitbread contained in this Agreement, and no statement contained in any document, list (including, without limitation, the Schedules), certificate or other communication furnished or to be furnished by or on behalf of Whitbread to the Buyer or any of its representatives in connection with the transactions contemplated hereby, when taken together with all the written documents, certificates and other instruments furnished or to be furnished by or on behalf of Whitbread pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

As a material inducement for the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller hereby make the following representations and warranties as of the date hereof, each of which is relied upon by the Buyer regardless of any investigation made or information obtained by or on behalf of the Buyer:

5.1           Shareholder Power and Authority; Ownership.

(a)           The Seller is an adult individual with full power and authority to own his properties, to manage his fiscal affairs and to enter into this Agreement and each of the Related Agreements to which he is a party and to agree to the transactions contemplated hereby and thereby and to perform all of his obligations hereunder and thereunder.  The Seller is not subject to any legal disability which would prevent him from performing under this Agreement or any Related Agreement, and no order has been entered appointing a receiver for the Seller or his assets.  There is no claim, action, suit or proceeding (including, without limitation, current investigations by governmental agencies) pending against the Seller seeking to enjoin the execution and delivery of this Agreement, the Related Agreements or consummation of the transactions contemplated hereby or thereby.

(b)           This Agreement and each of the Related Agreements to which the Seller is a party constitutes the legal, valid and binding obligations of the Seller, enforceable against him in accordance with their respective terms, subject to the Enforceability Limitations.

(c)           The Seller owns that number of Shares set forth in Schedule 5.1(c) which constitutes all of the issued and outstanding capital stock of Whitbread.  The Seller has good and marketable title to all of the Shares set forth on Schedule 5.1(c), free and clear of all Encumbrances and restrictions, legal or equitable, of every kind.  The Seller has full and unrestricted legal right, power, and authority to sell, assign, and transfer the Shares without obtaining the consent or approval of any other person, entity, or governmental authority and the delivery of the Shares to the Buyer pursuant to this Agreement will transfer valid title thereto, free and clear of all Encumbrances, claims, and restrictions of every kind, except for restrictions on transferability imposed by federal and state securities laws.  The Seller hereby waives, as of the Closing Date, all rights that exist pursuant to all shareholder agreements and other contractual rights or charter document provisions relating to the transferability of his Shares, as and to the extent necessary to permit the consummation of the transactions provided for herein.

5.2           Securities Matters.  The Seller understands that none of the shares of Buyer Stock included in the Purchase Price has been registered under the Securities Act, on the grounds that the issuance thereof to the Seller in connection with the transactions contemplated by this Agreement and the Related Agreements is exempt from registration pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act (“Regulation D”), and that the reliance of the Buyer on such exemptions is predicated in part on the representations, warranties, covenants and acknowledgements set forth in this Section 5.2.

(a)           The Buyer Stock will be acquired by the Seller for his own account, not as a nominee or agent, for investment and without a view to resale or other distribution within the meaning of the Securities Act, and the Seller will not distribute or transfer any of the Buyer Stock in violation of the Securities Act.

(b)           The Seller:  (i) acknowledges that the Buyer Stock to be issued to him is not registered under the Securities Act and must be held indefinitely by the Seller unless the Buyer Stock is subsequently registered under the Securities Act or an exemption from registration is available, (ii) is aware that any routine sales of the Buyer Stock made under Rule 144 of the Securities and Exchange Commission under the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, registration or compliance with some other registration exemption will be required, (iii) is aware that Rule 144 is not now and for a period of at least one year following the Closing Date hereof will not be, available for use by the Seller for resale of the Buyer Stock, and (iv) is aware that the Buyer is not obligated to register any sale, transfer or other disposition of the Buyer Stock.

(c)           The Seller has such knowledge and experience in financial and business matters that he is fully capable of evaluating the risks and merits of his investment in the Buyer Stock.

(d)           The Seller acknowledges and agrees that the certificates representing the Buyer Stock issuable to him will contain a restrictive legend noting the restrictions on transfer described in this Section and under federal and applicable state securities laws, and that appropriate “stop-transfer” instructions will be given to the Buyer’s stock transfer agent.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF THE BUYER.

As a material inducement for Whitbread and Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer makes the following representations and warranties as of the date hereof, each of which is relied upon by Whitbread regardless of any investigation made or information obtained by Whitbread:

6.1           Organization, Existence and Capital Stock.

(a)           The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as presently conducted.  The Buyer is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business or its ownership of property makes such qualification necessary, other than where such failure to so qualify would, individually or in the aggregate, not have a material adverse effect on the Buyer.

(b)           The authorized capital stock of the Buyer consists of preferred stock, $.001 par value per share, 10,000,000 shares of which are validly authorized and none of which is issued or outstanding, and of common stock, $.001 par value per share, 50,000,000 shares of which are validly authorized and 28,563,846 shares of which are validly issued, outstanding, fully paid and non-assessable and none of such shares were issued in violation of any preemptive rights or in violation of any federal or state law.  The Buyer ‘s common stock has been duly and validly registered pursuant to Section 12(g) of the Exchange Act, which registration is in full force and effect.

(c)           None of the outstanding shares of the Buyer’s capital stock has been issued in violation of any preemptive rights of the current or past stockholders of the Buyer, or any agreement to which the Buyer was or is a party or bound.  All of the shares of Buyer Stock issued in connection with the transactions contemplated by this Agreement will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable, and free of all preemptive rights.  The shares of Buyer Stock issued in connection with the transactions contemplated by this Agreement will be issued in the name of the Seller, as recorded in the Books and Records of Whitbread, with the Seller as record holder of such shares, and the Seller shall have good and marketable title to such shares of Buyer Stock, free of any liens, other than those created by or through the Seller pursuant to the Lock Up Agreement or otherwise.

(d)           Except as set forth on Schedule 6.1(d) there are no issued or outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of the Buyer, or contracts, commitments, understandings or arrangements by which the Buyer is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

6.2           Power and Authority.  Subject to the satisfaction of the conditions precedent set forth herein, the Buyer has the corporate power to execute, deliver and perform this Agreement and the Related Agreements and to consummate the transactions contemplated hereby, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all action required by law, its certificate of incorporation, its by-laws or otherwise, to authorize the execution and delivery of this Agreement and such related documents.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the certificate of incorporation or by-laws of the Buyer or any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which the Buyer is a party or by which it or its properties is bound, any legal or other restrictions of any kind to which the Buyer is subject, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of the Buyer.  This Agreement is a valid obligation of the Buyer and is legally binding on it in accordance with its terms.  Since May 1, 2002, the Buyer has not consummated any acquisitions of any other companies or entities where it has paid, taking all such acquisitions into account, aggregate consideration of $94,000,000 or more.

6.3           No Violations of Laws or Agreements, Consents or Defaults.

(a)           The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the Related Agreements will not result in any breach or violation of any of the terms or provisions of, or constitute a default under, (i) the certificate of incorporation or by-laws of the Buyer or (ii) any statute, order, decree, proceeding, rule, or regulation of any court or governmental agency or body, United States or foreign, having jurisdiction over the Buyer or any assets of the Buyer.

(b)           Except as set forth in Schedule 6.3(b) the execution and delivery of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not result in a breach or violation of the term of, or constitute a default under, any agreement, instrument, or commitment to which the Buyer is a party, by which it is bound, or to which any of the Buyer’s property is subject, and no consent or approval is required from any third party for the consummation of the transactions contemplated by this Agreement or the Related Agreements.  Except as set forth in Schedule 6.3(b) the execution and delivery of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not result in the creation of any lien, charge or encumbrance upon any of the Buyer’s assets or the Buyer Common Stock.

(c)           The Buyer is not in default under, or in violation of any provision of, its certificate of incorporation, by-laws, or any promissory note, indenture or any evidence of indebtedness or security thereto, lease, purchase contract or other commitment or any other agreement which is material to the Buyer.

6.4           SEC Filings.

(a)           The Buyer has provided or made available to Whitbread and the Seller copies of each of the periodic reports and other documents filed by the Buyer with the Securities and Exchange Commission (“SEC”).  The Buyer has filed all reports, documents and other information required of it to be filed with the SEC (the “Buyer SEC Reports”).  The Buyer SEC Reports were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports.  None of the Buyer’s subsidiaries is required to file any form, reports or other documents with the SEC.  The Buyer SEC Reports, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such later filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Buyer SEC Reports (the “Buyer Financials”) (x) complies as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with GAAP consistently applied throughout the periods involved and (z) fairly presented the consolidated financial position of the Buyer and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated..  No other financial statements (or schedules) of the Buyer or any predecessor of the Buyer are required by the Securities Act or the Securities Act Rules and Regulations to be included in the SEC Reports.  Deloitte & Touche (together with any other nationally recognized accounting firm that the Buyer may from time to time engage, the “Accountants”), who have reported on the financial statements and schedules which are audited, are independent accountants with respect to the Buyer as required by the Securities Act and the Securities Act Rules and Regulations.

6.5           Related Party Transactions.  Except as disclosed in the Buyer SEC Reports, no director, officer or employee of the Buyer is indebted to the Buyer, nor is the Buyer indebted (or committed to make loans or extend or guarantee credit) to any such person, nor is any such person a party to any transaction (other than as an employee) with the Buyer providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring cash payments to, any such person.

6.6           Brokers.  No Person will have, as a result of the transactions contemplated by this Agreement, any valid right to, interest in or claim upon the Seller or Whitbread for any commission, fee or other compensation as a finder or broker because or any act or omission by Buyer or its Affiliates.

6.7           Filing and Enforceability of Contracts.  There are no contracts or documents of a character required to be described in the Buyer SEC Reports that have not been so described or filed (the “Buyer SEC Contracts”).  All Buyer SEC Contracts executed and delivered on or before the date hereof to which the Buyer or any subsidiary of the Buyer is a party have been duly authorized, execution and delivery thereof by the Buyer or such subsidiary and, assuming due authorization, execution and delivery thereof by the other parties thereto, constitute valid and binding agreements of the other parties thereto, enforceable against such parties in accordance with the terms thereof, subject to the Enforceability Limitations.

6.8           No Integration of Offerings or General Solicitation.  The Buyer has not, directly or indirectly, solicited any offer to buy or offered to sell, and will not, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Buyer Stock to the Seller pursuant to this Agreement in a manner that would require such Buyer Stock to be registered under the Securities Act.  None of the Buyer, its affiliates (as such term is defined in Rule 501(b) under the Securities Act), or any person acting on its or any of their behalf has engaged or will engage, in connection with the offering of such Buyer Stock, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act with respect to such Buyer Stock

6.9           No Material Adverse Change.  Subsequent to the respective dates as of which information is given in the Buyer SEC Reports, (i) the Buyer and its subsidiaries, taken as a whole, have not incurred any liabilities or obligations, direct or contingent, or entered into any transactions (other than, in each case, in the ordinary course of business consistent with past practice), that are material to the Buyer and its subsidiaries taken as a whole, and (ii) there has not been any material change in the capital stock, short-term debt or long-term debt of the Buyer, and (iii) there has not been any material adverse change in the condition (financial or other), business, prospects, net worth or results of operations of the Buyer and its subsidiaries taken as a whole, except in this clause (iii) for changes and developments that result from broad changes in the national economy or the economic condition of the regions in which the Buyer operates.

ARTICLE VII.

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

7.1           Survival of Representations.  All representations and warranties made by any party to this Agreement in Articles IV, V and VI hereto, as expressly modified by any Schedule, exhibit, certificate or other document executed and delivered pursuant hereto shall survive the Closing and any investigation made by or on behalf of any party hereto for a period of eighteen months following the Closing Date; provided, however, that the representations and warranties contained in Section 4.1 (Organization; Qualification and Capital Stock; Corporate Records), Section 6.1 (Organization, Existence and Capital Stock), Section 5.1(c) (Shareholder Power and Authorization; Ownership), Section 4.8 (Tax Matters) and 4.11 (Employee Matters; Benefit Plans; ERISA) shall survive the Closing and any investigations made by or on behalf of the relevant party until expiration of the applicable statute of limitations.  All statements contained herein or in any schedule, exhibit, certificate or other document executed and delivered pursuant hereto shall be deemed representations and warranties for purposes of Sections 7.1, 9.2(a), and 9.3(a).  Notwithstanding the foregoing, the covenants and agreements of the Buyer and the Seller made herein shall survive the Closing and shall continue in full force and effect indefinitely.  The right to indemnification or other remedy based upon such representations and warranties shall not be affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of any such representation or warranty.  Each of the Buyer, Whitbread and the Seller shall notify the other parties in writing of the actual discovery of any inaccuracy in any representation or warranty of any party hereto.

7.2           Indemnification.

(a)           Subject to the terms and conditions of this Article VII, following the Closing, the Seller shall indemnify, defend and hold harmless the Buyer and Whitbread (and their respective officers, directors, employees, Affiliates, successors or assigns other than the Seller) (collectively, the “Buyer Indemnified Parties”), from and against all Claims, assessments, losses, damages, liabilities, deficiencies, judgments, settlements, costs and expenses, including interest, penalties and reasonable attorneys’ fees and expenses incurred in enforcing this indemnification or in any litigation between the parties or with third parties (collectively, “Damages”) asserted against, resulting from, imposed upon, suffered or incurred by a Buyer Indemnified Party, directly or indirectly, by reason of or resulting from a breach of any representation, warranty, covenant or agreement of Whitbread or the Seller contained in or made pursuant to this Agreement or any of the Related Agreements.

(b)           Subject to the terms and conditions of this Article VII, following the Closing, the Buyer shall indemnify, defend and hold harmless the Seller (and his respective heirs, representatives and assigns) (collectively, the “Whitbread Indemnified Parties”) at any time after consummation of the Closing, from and against all Damages asserted against, resulting to, imposed upon or incurred by the Whitbread Indemnified Parties, directly or indirectly, by reason of or resulting from:  (i) the assertion against Seller of any claim for payment or performance of any obligation, debt, or liability in connection with the Buyer’s ownership or operation of the Business from and after the Closing, or (ii) a breach of any representation, warranty, covenant or agreement of the Buyer contained in or made pursuant to this Agreement or any Related Agreement.

(c)           The Seller’s maximum liability to the Buyer Indemnified Parties for Damages under Section 7.2(a) shall not exceed the aggregate Purchase Price received by the Seller as of the Determination Date (the “Maximum Whitbread Indemnification Amount”); provided, that the indemnification liability shall be satisfied solely by cash payment and by cancellation of shares of Buyer Stock issued to him in the same proportion that the cash and Buyer Stock comprise the Purchase Price as of the Determination Date.  The Determination Date shall mean the date on which it is determined that the Seller owes such indemnification obligation to Buyer.

(d)           The Buyer’s maximum liability to the Whitbread Indemnified Parties for Damages under Section 7.2(b) shall not exceed the Purchase Price received by or, if greater, payable to the Seller on the date on which it is determined that Buyer owes such indemnification obligation to the Seller.

(e)           The Seller shall not be liable to the Buyer Indemnified Parties, and the Buyer shall not be liable to the Whitbread Indemnified Parties, unless the aggregate Damages for which a party is responsible for under Section 7.2 shall exceed $50,000, after which such responsible party is liable only for the excess amount of such Damages (the “Basket Amount”).

(f)           The Basket Amount shall not apply in respect of any Damages with respect to the breach by Whitbread of any representation or warranty made by Whitbread or the Seller in Sections 4.8, 4.11 and 4.12 (with respect to claims relating to the subject matter addressed in the foregoing excluded representations and warranties).

(g)           The amount of any Damages for which indemnification is provided under this Article VII shall be reduced by any related recoveries to which the Indemnified Party is entitled under insurance policies or other related payments received or receivable from third parties and any tax benefits actually received by the Indemnified Party or for which the Indemnified Party is eligible on account of the matter resulting in such Damages or the payment of such Damages.

(h)           Except as expressly set forth herein, neither the Buyer, Whitbread nor the Seller shall have any right to off-set or set-off any payment due pursuant to this Agreement against any other payment to be made pursuant to this Agreement or otherwise (including against indemnification payments).

7.3           Conditions of Indemnification.

(a)           Third-Party Claims.  All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party (as defined below) shall be made in accordance with the following procedures.  A person entitled to indemnification under this Article VII (an “Indemnified Party”) shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party.  Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.  The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties.  The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.  The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party.  The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed.

(b)           Non-third Party Claims.  An Indemnified Party wishing to assert a claim for indemnification under this Article VII which is not subject to Section 7.3(a) shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VII and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.  Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall:  (I) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (II) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount), or (III) contest that the Indemnified Party is entitled to receive any of the Claimed Amount.  If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute.  If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 10.4.  Buyer shall, at Buyer’s election, be entitled to offset any claims for Damages hereunder, pro tanto, against the remaining Contingent Cash Payments and the remaining Contingent Stock Payments.

7.4           Exclusive Remedies.  Except with respect to claims based on actual fraud, the rights of the Indemnified Parties under this Article VII shall be the sole and exclusive remedies of the Indemnified Parties and their respective affiliates with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement or otherwise relating to the transactions that are the subject of this Agreement.  Without limiting the generality of the foregoing three sentences, in no event shall Buyer, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated under this Agreement.  The foregoing, shall not, however, limit or restrict a party’s right to seek injunctive relief.

ARTICLE VIII.

COVENANTS.

8.1           Public Disclosures.  The Buyer and Whitbread will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or requirements of NASDAQ.  The parties shall issue a joint press release, mutually acceptable to Whitbread and the Buyer, promptly upon execution and delivery of this Agreement.

8.2           Confidentiality.  The Buyer, Whitbread and the Seller shall hold, and shall use their best efforts to cause their respective auditors, attorneys, financial advisors, bankers and other consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the other party furnished to it by the other party or its representatives in connection with the transactions contemplated by this Agreement, including, without limitation, the terms and conditions of the Agreement (except to the extent that such information shall be shown to have been (a) already known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources by the party to which it was furnished) (“Confidential Information”), and each party shall not release or disclose such Confidential Information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with the transactions contemplated by this Agreement.

8.3           Stock Options Plan.

(a)           After the Closing, the Buyer shall reserve options to purchase a number shares of Buyer Stock equal to the product of the Baseline EBITDA and 0.2 (each, a “Buyer Option”) for employees of Whitbread following the Closing.

(b)           The number of Buyer Options reserved for employees of Whitbread following the Closing shall be increased by 0.2 Buyer Options for each $1.00 that the EBITDA generated by Whitbread following the Closing during the first Performance Period exceeds the Baseline EBITDA for the first Performance Period, such increase to become effective within 30 days of the delivery of the Annual Financial Statements pursuant to Section 8.4 hereof.

(c)           All material terms and conditions of the Buyer Options, including the expiration dates and vesting schedules, shall be determined by the Executive Committee of the Buyer, subject to ratification by the Board of Directors of the Buyer.

(d)           The Executive Committee of the Buyer shall review on an annual basis the number of Buyer Options available for grant to Whitbread’s employees and reserve additional Buyer Options for grant to Whitbread’s employees if the Executive Committee shall determine, in its sole discretion, that reservation of additional Buyer Options is appropriate.

8.4           Performance Period Financial Statements.  Buyer will deliver to Whitbread and the Seller:  (i) within sixty (60) days after the end of each Performance Period, a copy of the balance sheet of Whitbread as of the end of such Performance Period, together with consolidated and consolidating statements of income and of cash flows of Whitbread for such Performance Period, all in reasonable detail, prepared in accordance with GAAP, consistently applied and in a manner consistent with past practices, and certified in an audit report by independent public accountants of national standing reasonably acceptable to Whitbread and the Seller (the “Annual Financial Reports”) and (ii) within forty five (45) days after the end of each of the first three quarters of each Performance Period, a copy of the unaudited consolidated balance sheet of Whitbread as of the end of such quarter and unaudited consolidated statements of income and of cash flows of Whitbread for the fiscal quarter and for the portion of the fiscal year ending on the last day of such quarter, each of the foregoing balance sheets and statements to set forth in comparative form with the corresponding figures for the same period of the prior Performance Period (the “Quarterly Financial Reports”), prepared in accordance with GAAP consistently applied and in a manner consistent with past practices (provided, however, that such Quarterly Financial Reports are subject to year-end adjustments and may not contain all footnotes required under GAAP).   The Annual Financial Statements and Quarterly Financial Reports shall set forth the EBITDA of Whitbread for the subject Performance Period (or quarter thereof) (including the figures used and calculations made to determine the EBITDA).

8.5           Accounting Disputes.   Notwithstanding anything to the contrary in this Agreement, if the Seller has any dispute relating to the determination of Actual Net Working Capital or the amount of EBITDA or revenue reported on the Closing Financial Statements or, as to EBITDA or revenue, on any Performance Period Financial Statement, then the Seller will notify the Buyer, in writing, of each disputed amount (collectively, the “Disputed Amounts”), specifying the grounds for such dispute, within 15 Business Days after delivery of such Closing Financial Statements or Performance Period Financial Statement, as the case may be.  If the Buyer and the Seller cannot resolve any such dispute within 10 Business Days after delivery of such notice, then such dispute will be resolved by an independent accounting firm reasonably acceptable to the Buyer and the Seller (the “Independent Accounting Firm”).  If the Buyer and the Seller do not agree upon a mutually acceptable Independent Accounting Firm within the 10 Business Day period after delivery of the notice, the Buyer and the Seller will each select an independent accounting firm, and the Independent Accounting Firm will be selected by the firms chosen by the Buyer and the Seller.  The determination of the Independent Accounting Firm (i) will be made as promptly as practicable; (ii) will be prepared in accordance with GAAP and this Agreement; and (iii) will be final and binding on the parties, absent manifest error, which error may only be corrected by such Independent Accounting Firm.  Any expenses relating to the engagement of the Independent Accounting Firm will be allocated evenly between the Buyer and the Seller, provided, however, that if the determination of the Independent Accounting Firm is that an understatement of EBITDA, revenue or Net Working Capital to the detriment of the Seller has occurred that results in a restatement of more than 10% of the EBITDA or 5 % of revenue or Net Working Capital, then the Buyer shall pay all expenses related to the engagement of the Independent Accounting Firm.  Upon reasonable notice from Seller, Buyer will make available to Seller and its representatives all books, records, personnel, including auditors work papers, used in connection with the preparation of and calculations and accounting methods used in connection with the Performance Period Financial Statements.

8.6           Audit; Cooperation.  Following the Closing, and consistent with the provisions of Section 3.1 hereof, the Seller shall cooperate with the Buyer and Whitbread, at the Buyer’s sole expense, in connection with the Buyer’s preparation of financial statements, and, if necessary, an audit (the “Audit”) of the financial performance of Whitbread, for all periods required in connection with the Buyer’s reporting obligations under the United States securities laws.  Such cooperation shall include, but not be limited to, providing full access to the Books and Records, any work papers generated in connection therewith, Whitbread personnel, Whitbread’s outside auditors and assisting the Buyer in obtaining any required consent of such outside auditors in connection with the Buyer’s reporting obligations under the United States securities laws.

8.7           Post Closing Operations.  From the Closing Date until the earlier of the third anniversary of the Closing Date or the full payment of the Contingent Cash Payment and Contingent Stock Payment for each Performance Period, the Buyer shall:

(a)           maintain separate books and accounts for Whitbread; and

(b)           operate Whitbread as an information technology services business.

8.8           Election Under Section 338(h)(10).  The Buyer and the Seller shall jointly make an election under Section 338(h)(10) of the Code (and any comparable election under state, local, or foreign tax law) with respect to the acquisition of Whitbread by the Buyer.  The Buyer and the Seller shall cooperate fully with each other in the making of such election.  The Seller and the Buyer shall on the Closing Date exchange completed and executed copies of Internal Revenue Service Form 8023, required schedules thereto, and any similar state and foreign form (each a “Section 338 Form”).  If any changes are required to any Section 338 Form as a result of information that is first available after the Closing Date, the parties shall promptly agree on and take appropriate action to affect such changes.  For allocation purposes, the Purchase Price shall be allocated as mutually agreed by Buyer and the Seller.  Such allocation shall be used for purposes of reporting the deed sale of assets of the Company in connection with the Section 338(h)(10) election.  As a condition to Seller’s agreement to making the election under Section 338(h)(10) of the Code (and any comparable election under state, local, or foreign tax law), Buyer shall pay to Seller, in cash, the Excess Amount in accordance with the terms hereof.  “Excess Amount” shall mean the amount equal to the excess, if any, of (a) the Seller’s anticipated individual income tax for 2005 based upon his election under Section 338(h)(10) of the Code with respect to the treatment of the transactions described in this Agreement, over (b) Seller’s anticipated individual income tax for 2005 calculated as if Seller had not made such election, as reasonably determined by Seller.  Payment shall be made within fifteen (15) days of Buyer’s receipt of Seller’s accountant’s calculation of such Excess Amount.

8.9           Transfer of Lease.  As soon as reasonably practicable following Closing, Whitbread shall assign the lease for the automobile currently provided for use by the Seller to the Seller and, from and after the Closing Date, the Seller shall be responsible for any and all obligations under such lease, including all amounts due and payable under such lease.

ARTICLE IX.

CONDITIONS TO CLOSING.

9.1           Mutual Conditions.  The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by the Buyer, the Seller and Whitbread).

(a)           None of the Buyer, the Seller or Whitbread nor any of their respective subsidiaries shall be subject to any order, decree or injunction by a court of competent jurisdiction which (i) prevents or materially delays the consummation of the transactions contemplated by this Agreement or (ii) would impose any material limitation on the ability of the Buyer effectively to exercise full rights of ownership of the common stock of Whitbread or any material portion of the assets or Business of Whitbread, taken as a whole.

(b)           No statute, rule or regulation, shall have been enacted by the government (or any governmental agency) of the United States or any state, municipality or other political subdivision thereof that makes the consummation of the transactions contemplated by this Agreement illegal.

(c)           The Buyer, the Seller and Whitbread shall have received all consents, approvals and authorizations of third parties that are required of such third parties prior to the consummation of the transactions contemplated by this Agreement, in form and substance acceptable to the Buyer or Whitbread, as the case may be, except where the failure to obtain such consent, approval or authorization would not have a material adverse effect on the Business of Whitbread.

9.2           Conditions to the Obligations of the Buyer.  The obligations of the Buyer under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived in writing by the Buyer):

(a)           The representations and warranties of Whitbread and the Seller contained herein that are qualified as to materiality shall be true in all material respects on and as of the Closing Date (except for the representations and warranties made as of a specific date which shall be true in all material respects as of such date) with the same force and effect as though made on and as of such date, and each of the representations and warranties of Whitbread and the Seller that are not so qualified shall be true in all respects.

(b)           Whitbread and the Seller shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c)           There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree that (a) restrains or prohibits the consummation of the transactions contemplated hereby, (b) could reasonably be expected to have a material adverse effect on the Buyer’s ability to exercise control over or manage Whitbread after the Closing or (c) could reasonably be expected to have a material adverse effect on the Business of Whitbread.

(d)           On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby.

(e)           Whitbread shall have delivered to the Buyer a certificate, dated the Closing Date, executed by the Secretary of Whitbread, certifying as to (i) Whitbread’s articles of incorporation, (ii) Whitbread’s by-laws, (iii) resolutions with respect to the transactions contemplated by this Agreement adopted by Whitbread’s board of directors and shareholders and attached to such certificate, and (d) incumbency and signatures of the persons who have executed this Agreement, the Related Agreements and any other documents, certificates and agreements to be executed and delivered at the Closing pursuant to this Agreement or any of the Related Agreements on behalf of Whitbread.

(f)           John Schmottlach and Jeffrey Fay shall have entered into an employment agreement with Whitbread (the “Employment Agreements”), substantially in the form of Exhibit B.1, and Joel D’Arcy shall have entered into a non-competition agreement with the Whitbread substantially in the form of Exhibit B.2 (the “Non-Competition Agreement”).

(g)           The Seller shall have entered into a lock-up agreement with the Buyer (the “Lock-up Agreement”), substantially in the form of Exhibit C.

(h)           Whitbread shall have furnished the Buyer with copies of the Ownership and Nondisclosure Agreements signed by each employee, officer, consultant or contractor of Whitbread identified on Schedule 4.15(g).

(i)           Whitbread shall have furnished the Buyer with copies of the Option Waivers, which provide for the cancellation of all of the outstanding options to purchase Shares.

(j)           The Buyer shall have received resignations in form and substance satisfactory to the Buyer from the directors and officers of Whitbread listed on Schedule 9.2(j), which shall include a release of all Claims against Whitbread.

9.3           Conditions to the Obligations of Whitbread and the Seller.  The obligations of Whitbread and the Seller under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived in writing by Whitbread and the Seller):

(a)           The representations and warranties of the Buyer contained herein that are qualified as to materiality shall be true in all respects on and as of the Closing Date (except for the representations and warranties made as of a specific date which shall be true in all material respects as of such date) with the same force and effect as though made on and as of such date, and each of the representations and warranties of the Buyer that are not so qualified shall be true in all respects.

(b)           The Buyer shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be so performed or complied with by the Buyer at or prior to the Closing.

(c)           There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree that (a) restrains or prohibits the consummation of the transactions contemplated hereby or (b) could reasonably be expected to have a material adverse effect on the business of the Buyer or Whitbread (following the Closing).

(d)           On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby.

(e)           The Buyer shall have delivered to the Seller a certificate, dated the Closing Date, executed by the Secretary of Buyer, certifying as to (i) Buyer’s articles of incorporation, (ii) Buyer’s by-laws, (iii) resolutions with respect to the transactions contemplated by this Agreement adopted by Buyer’s board of directors and attached to such certificate, and (d) incumbency and signatures of the persons who have executed this Agreement, the Related Agreements and any other documents, certificates and agreements to be executed and delivered at the Closing pursuant to this Agreement or any of the Related Agreements on behalf of Buyer.

ARTICLE X.

MISCELLANEOUS

10.1           Notices.  Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier or overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

If to Buyer:

Zanett, Inc.
135 East 57th Street
15th Floor
New York, NY 10022
Attention: Pierre-Georges Roy, Chief Legal Officer

As of April 1, 2005
Zanett Inc.
635 Madison Avenue, 15th Floor
New York, NY 10022
Attn: Pierre-Georges Roy, Chief Legal Officer
Fax: (212) 753-5304

with a copy to (which shall not constitute notice):

Drinker, Biddle & Reath, LLP
One Logan Square
18th and Cherry Streets
Philadelphia, PA 19103
Attention: Stephen Burdumy

If to Seller:

Joel D’Arcy
66 Bickford Road, Gilford, NH 03249

with a copy to (which shall not constitute notice):

Stefan Vounessea, Esq.
Carroll & Vounessea, LLP
Three Essex Green Drive
Suite 5
Peabody, Massachusetts 01960
Phone: 978-532-9370
Fax: 978-532-4188

If to Whitbread:

Whitbread Technology Partners, Inc.
67 Montvale Avenue, Suite 301
Stoneham, MA 02180
Phone: (617) 966-5152
Fax: (781) 994-0101

with a copy to (which shall not constitute notice):

Zanett, Inc.
135 East 57th Street
15th Floor
New York, NY 10022
Attention: Pierre-Georges Roy, Chief Legal Officer

As of April 1, 2005
Zanett Inc.
635 Madison Avenue, 15th Floor
New York, NY 10022
Attn: Pierre-Georges Roy, Chief Legal Officer
Fax: (212) 753-5304

All such communications shall be deemed to have been delivered on the date of hand delivery or facsimile or on the next Business Day following the deposit of such communications with the overnight courier.

10.2           Further Assurances.  Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

10.3           Governing Law.  This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware, applied without giving effect to any conflicts of law principles.

10.4           Consent to Jurisdiction.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of New York.

10.5           Integration of Exhibits and Schedules.  All Exhibits and Schedules to this Agreement are integral parts of this Agreement as if fully set forth herein.

10.6           Entire Agreement.  This Agreement, the Related Agreements, including all Exhibits and Schedules attached hereto and thereto contain the entire agreement of the parties and supersede any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby.  Such agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

10.7           Expenses.  Except as expressly provided otherwise, each party hereto will bear its own costs and expenses (including fees and expenses of auditors, attorneys, financial advisors, bankers, brokers and other consultants and advisors) incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

10.8           Counterparts.  This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument.

10.9           Binding Effect.  This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.  No party may assign any right or obligation hereunder without the prior written consent of the other parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Buyer, Whitbread and the Seller have caused this Stock Purchase Agreement to be executed by their respective duly authorized officers, all as of the day and year first above written.

ZANETT, INC.

By:	/s/ Pierre-Georges Roy
Name: Pierre-Georges Roy
Title: Chief Legal Officer

WHITBREAD TECHNOLOGY PARTNERS, INC.

By:	/s/ Joel D’Arcy
Name: Joel D’Arcy
Title: Chief Executive Officer

THE SELLER

/s/ Joel D’Arcy
Joel D’Arcy